UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2020

Fulgent Genetics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37894	81-2621304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4978 Santa Anita Avenue Temple City, California	91780
(Address of principal executive offices)	(Zip Code)

(626) 350-0537

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock, par value $0.0001 per share	FLGT	The Nasdaq Stock Market (Nasdaq Global Market)

  Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.    Entry into a Material Definitive Agreement.

On July 23, 2020, Fulgent Genetics, Inc. (“Fulgent”) entered into an Agreement for Purchase and Sale of Property (the “Purchase Agreement”) for the purchase of real property located at 4309-4401 Santa Anita Avenue, El Monte, California (the “Property”) from 4401 Santa Anita Corporation, a California corporation (the “Seller”), in exchange for the payment of an aggregate cash purchase price of $15.4 million. The Property consists of approximately 61,612 total square feet of building situated on 2.6 acres of land.

Pursuant to the terms of the Purchase Agreement, Fulgent will have 60 days following execution of the Purchase Agreement to conduct due diligence on the Property (the “Due Diligence Period”). During the Due Diligence Period, Fulgent may deliver a notice of termination (a “Termination Notice”) to the Seller should Fulgent determine through its due diligence that the Property is not suitable for purchase by Fulgent. Pursuant to the terms of the Purchase Agreement, Fulgent will provide a $350,000 deposit refundable to Fulgent prior to the expiration of the Due Diligence Period (the “Initial Deposit”) and will provide a non-refundable $150,000 deposit prior to the expiration of the Due Diligence Period. The Purchase Agreement contains representations, warranties and indemnification provisions customary for transactions of this kind. As set forth in and subject to the conditions of the Purchase Agreement, the closing of the sale will occur 30 days after the expiration of the Due Diligence Period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fulgent Genetics, Inc.

Date: July 27, 2020	By:	/s/ Paul Kim
Name: Paul Kim
Title: Chief Financial Officer